Exhibit 23.4

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Julie D. Klapstein, hereby consent to be named in the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of Annie’s, Inc., a Delaware corporation, and to all references to me in connection therewith.

/s/ Julie D. Klapstein

Julie D. Klapstein

February 22, 2012